Exhibit 23(e)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108156 and 333-152895 on Form S-3 of our reports dated February 25, 2009, relating to the financial statements and financial statement schedule of Mississippi Power Company, appearing in this Annual Report on Form 10-K of Mississippi Power Company for the year ended December 31, 2008.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 25, 2009